UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 3, 2017

Comcast Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or other jurisdiction of incorporation)
001-32871 (Commission File Number)		27-0000798 (IRS Employer Identification No.)

One Comcast Center Philadelphia, PA (Address of Principal Executive Offices)		19103-2838 (Zip Code)
Registrant’s telephone number, including area code: (215) 286-1700

(Former Name or Former Address, if Changed Since Last Report)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Exchange Offer

On October 3, 2017, Comcast Corporation (“Comcast”) and NBCUniversal Media, LLC (“NBCUniversal”) issued a press release announcing the commencement of a private offer to exchange (the “Exchange Offer”) new series of Comcast senior notes for up to $4.0 billion (the “Old Notes Cap”) in aggregate principal amount of Comcast’s 6.950% Notes due 2037, 6.550% Notes due 2039, 6.400% Notes due March 1, 2040, 6.450% Notes due 2037, 6.400% Notes due 2038, 6.500% Notes due 2035 and 5.650% Notes due 2035, and NBCUniversal’s 6.400% Notes due April 30, 2040 and 5.950% Notes due 2041 (collectively, the “Old Notes”). Subject to the Old Notes Cap, the aggregate principal amount of Old Notes that are accepted for exchange will be such that the aggregate principal amount of Old Notes accepted results in the issuance of new notes due 2047 in an aggregate principal amount not exceeding $2.0 billion, new notes due 2049 in an aggregate principal amount not exceeding $2.0 billion and new notes due 2052 in an aggregate principal amount not exceeding $1.5 billion. A copy of the press release announcing the commencement of the Exchange Offer is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The new notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws. Therefore, the new notes may not be offered or sold except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act and the applicable state securities laws.

Sprint Litigation

We are a defendant in a lawsuit filed in December 2011 by Sprint Communications Company L.P. (“Sprint”) in the United States District Court for the District of Kansas. Sprint’s initial complaint alleged that Comcast Digital Voice and XFINITY Voice infringe twelve Sprint patents covering various aspects of a telecommunications system. In March 2015, Sprint withdrew its allegations of infringement for two of the patents. In December 2016, the Court granted summary judgment for us with respect to non-infringement on one of the patents and granted summary judgment for Sprint on one of the patents as to infringement with respect to some but not all of our accused telecommunications systems but not as to the patent’s validity. In January 2017, the Court entered judgment in favor of us on Sprint’s claims for infringement of two of the patents. In March 2017, Sprint indicated that it would not proceed to trial on three of the patents. Trial with respect to the four remaining patents, including the patent for which the Court granted partial summary judgment to Sprint, is set to begin on October 23, 2017. Sprint seeks approximately $950 million in damages, plus pre-judgment interest. In August 2017, the Court granted Sprint’s motion to amend the pre-trial order to add an allegation that we willfully infringed Sprint’s patents and should be subject to increased damages, which could as much as triple the amount of any damages awarded. In August 2017, the Court denied Sprint’s motion for partial summary judgment of certain of our defenses, which will now proceed to trial. In September 2017, the parties stipulated that Comcast will not dispute at trial Sprint’s allegation that Comcast infringed the four remaining patents under the Court’s claim constructions; this stipulation does not waive Comcast’s right to challenge the Court’s claim constructions on appeal and does not resolve the parties’ disputes as to willfulness, Comcast’s remaining defenses to liability other than non-infringement, and the appropriate amount of damages, if any, for infringement.

We believe the claims in the Sprint lawsuit are without merit and are defending the action vigorously. We cannot predict the outcome of the Sprint lawsuit, estimate a range of possible loss or determine how the final resolution of the action would affect our results of operations or cash flows for any one period or our consolidated financial position. In addition, as the Sprint lawsuit nears trial, there is an increased possibility that it may be settled by the parties or that an accrual for a loss contingency may be made. Nevertheless, we do not expect the final disposition of the Sprint lawsuit to have a material adverse effect on our consolidated financial position, but it could be material to our consolidated results of operations or cash flows for any one period.

Item 9.01(d) Exhibits

Exhibit Number	Description
99.1	Comcast Corporation and NBCUniversal Media, LLC Press Release dated October 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date:	October 3, 2017	By:	/s/ Arthur R. Block
			Name:	Arthur R. Block
			Title:	Executive Vice President, General Counsel and Secretary